Media Contact:

Shannon Pleasant

Intersil Corporation

(512) 382-8444

spleasant@intersil.com

Intersil Announces Appointment of Industry Executives to
Board of Directors

Sohail Khan and Forrest Norrod add Valuable Expertise as Independent Directors

Milpitas, Calif. – Oct. 28, 2014 -  Intersil Corporation (NASDAQ:ISIL), a  leading provider of innovative power management and precision analog solutions,  today announced the appointment of two accomplished executives to its board of directors, bringing the total number of independent directors to nine. Sohail Khan is an experienced technology veteran with a more than 30 years track record of successful management within high tech companies, including running multi-billion dollar businesses. Forrest Norrod has a deep background in developing and marketing key enterprise computing solutions at top systems and IC suppliers.

“We welcome the addition of Sohail and Forrest, both of whom nicely complement the expertise of our existing Board members,” said Don Macleod, chairman of Intersil’s board of directors.

Mr. Khan was most recently the president and CEO of Lilliputian Systems, a solid oxide fuel cell company. From 2007 to 2011, he served as president and CEO of SiGe Semiconductor where he refocused the company on specific core markets, and secured the top market share position in the highly competitive WiFi segment. In 2011 Mr. Khan oversaw the acquisition and integration of SiGe Semiconductor by Skyworks Solutions. Mr. Khan has also held several senior executive positions at Agere Systems and Lucent Technologies. Mr. Khan received a B.S. in electrical engineering from the University of Engineering and Technology in Pakistan and an MBA from the University of California at Berkeley. He also serves on the board of LightPath Technologies.

Mr. Norrod is currently senior vice president and general manager at AMD where he is responsible for enterprise, embedded, and semi-custom products. He spent nearly 15 years at Dell, where he was most recently the general manager for the multi-billion dollar server business. In his various management and development roles at Dell, Mr. Norrod built a track record of growing businesses based on innovation and increasing R&D effectiveness. Prior to Dell, he held various management positions at National Semiconductor and Cyrix Corporation. Mr. Norrod earned his B.S. and M.S. in electrical engineering from Virginia Tech.

“We are in the midst of a major transformation as a company and these two industry veterans will provide valuable insight as we guide the company through the next phase of its development,” said Necip Sayiner, president and CEO of Intersil.

About Intersil

Intersil Corporation is a leading provider of innovative power management and precision analog solutions. The company's products form the building blocks of increasingly intelligent, mobile and power hungry electronics enabling advances in power management to improve efficiency and extend battery life. With a deep portfolio of intellectual property and a rich history of design and process innovation, Intersil is the trusted partner to leading companies in some of the world’s largest markets, including the industrial and infrastructure, mobile computing, automotive and aerospace. For more information about Intersil, visit our website at www.intersil.com.

 ###

Intersil and the Intersil logo are trademarks or registered trademarks of Intersil Corporation. All other brands, product names and marks are or may be trademarks or registered trademarks used to identify products or services of their respective owners.